Exhibit 99.1

ION reports second quarter 2021 results, 3D strategy contributes to 40% sequential revenue increase despite challenging market backdrop

HOUSTON – August 11, 2021 – ION Geophysical Corporation (NYSE: IO) today reported revenues of $19.7 million in the second quarter 2021, a 40% increase compared to $14.0 million in the first quarter 2021 and a 13% decrease compared to $22.7 million one year ago.

Net loss attributable to ION in the second quarter 2021 was $23.6 million, or a loss of $0.90 per share, compared to $5.2 million, or a loss of $0.37 per share in the second quarter 2020. Excluding special items in both periods, the Company reported an Adjusted net loss attributable to ION in the second quarter 2021 of $11.1 million, or a loss of $0.43 per share, compared to an Adjusted net loss attributable to ION of $12.1 million, or a loss of $0.85 per share in the second quarter 2020. The Company reported Adjusted EBITDA of $0.1 million for the second quarter 2021, compared to $(6.6) million in the first quarter 2021 and $0.2 million one year ago. Reconciliations of special items to the reported financial results and Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.

Year-to-date revenues were $33.8 million, a 57% decrease compared to $79.1 million one year ago. Net loss attributable to ION was $30.7 million in the first half of 2021, or a loss of $1.47 per share, compared to $7.5 million, or a loss of $0.53 per share in the first half of 2020. Excluding special items in both periods, Adjusted net loss attributable to ION in the first half of 2021 was $26.0 million, or a loss of $1.24 per share, compared to $7.3 million, or a loss of $0.52 per share in the first half of 2020. The Company reported Adjusted EBITDA of $(6.5) million in the first half of 2021 compared to $23.1 million in the first half of 2020.

At June 30, 2021, backlog, which consists of commitments for multi-client programs and proprietary imaging projects, was $13.9 million, a decline from the first quarter 2021 as the Company’s Mid North Sea High 3D multi-client program in the North Sea proceeded ahead of schedule this quarter.

“We delivered sequential revenue improvement, partly due to starting the second, significantly larger phase of our Mid North Sea High 3D multi-client program in the second quarter. Our strategic decision to participate in the 3D new acquisition multi-client market exposes us to larger scale earnings potential and enables ION to capture existing market share without an improvement in industry conditions. Our team is actively cultivating additional 3D program opportunities, including several with potential to start this year. A key 3D ingredient, our proprietary Gemini™ source technology continues to perform extraordinarily well and was recently highlighted by Shell for its role in enhancing exploration insights in an eco-friendlier manner.  We continue to benefit commercially from the global 2D data collaboration with PGS, which helps diversify both companies’ geographic exposure to opportunities globally while also increasing sales efficiency.

“Operations Optimization revenues improved during the second quarter, consistent with increasing global offshore activity. We continue to advance our diversification strategy into ports and offshore logistics. Notably, the Marlin™ SmartPort deployments across nearly 20 UK ports continue to receive positive client feedback on the value our software delivers, such as enhancing decision-making via simple, visual dashboards. Based on the local success in the UK, our business development team recently expanded outreach in North America, Latin America and Africa. The climate-smart digital infrastructure we are promoting with US Department of Commerce support is garnering significant interest for country-scale digitalization solutions spanning maritime detection, port management and illegal fishing. WellAlert™ conversations have also advanced beyond our initial target market, receiving positive feedback in a number of regulatory environments and, as a result, we started developing a full-scale prototype.

“We expect the seismic market will continue gradually improving, yet remain challenging in the near-term. As such, in the third quarter we are implementing a significant cost reduction program targeting $15 million to $20 million of annualized savings, building on the over $40 million eliminated last year, in an effort to right-size our business while still being able to capitalize on evolving market opportunities.

"In today’s rapidly evolving landscape, we are focused on empowering clients to operate more efficiently and sustainably. Our offshore data and digitalization technologies are key ingredients for enabling the sustainable use of marine resources, combating climate change and optimizing energy development while supporting the transition to renewable sources. We have doubled down on our diversification efforts and expect momentum to continue building as the year unfolds.”

At quarter close, the Company’s total liquidity of $32.8 million consisted of $26.7 million of cash (including net revolver borrowings of $19.8 million) and $6.1 million of remaining available borrowing capacity under the revolving credit facility.

In April 2021, the Company successfully completed its bond exchange and rights offering, which extended the bond maturity to 2025 with a lower interest rate and a convertible feature that provides a path to convert the debt to equity. In total, $116.2 million of New Notes due in December 2025 were issued and 10.9 million shares of Common Stock that generated $14 million in net proceeds. A total of $7.1 million of Old Notes remained outstanding and due in December 2021. Although the Company’s balance sheet was bolstered by these transactions and revenue in the second quarter improved sequentially, the timing of the market recovery remains uncertain and revenues for the first half of 2021 were lower than expected. These lower than planned revenues will have an impact on second half cash collections necessary to fund the Company's operations and meet its debt and other obligations, therefore triggering a going concern issue for ION. The Company continually evaluates conditions in the capital markets, and will continue to explore additional funding opportunities through private or public equity transactions, debt financing or other capital sources, such as the sale of non-strategic assets to meet its ongoing cash needs.

second quarter 2021

The Company’s segment revenues for the second quarter were as follows (in thousands):

	Three Months Ended
	June 30, 2021	March 31, 2021	% Change	June 30, 2020	% Change
E&P Technology & Services	$11,704	$7,236	62%	$15,226	(23)%
Operations Optimization	8,010	6,800	18%	7,505	7%
Total	$19,714	$14,036	40%	$22,731	(13)%

E&P Technology & Services segment revenues were $11.7 million for the second quarter 2021, compared to $7.2 million for the first quarter 2021 and $15.2 million for the second quarter 2020. Within E&P Technology & Services, multi-client revenues were $9.3 million, an increase of 160% from first quarter 2021 and a decrease of 23% from second quarter 2020. The sequential increase in multi-client revenues reflects starting the second, much larger phase of our Mid North Sea High 3D multi-client program and an increase in 2D data library sales. The second quarter 2021 decrease compared to second quarter 2020 is primarily due to lower volume of multi-client sales. A portion of 2D data library sales during the second quarter 2021 were attributed to our global 2D data library partnership with PGS. Imaging and Reservoir Services revenues were $2.4 million, a decrease of 34% from first quarter 2021 and from second quarter 2020, due to lower proprietary tender activity.

Operations Optimization segment revenues were $8.0 million for the second quarter 2021 compared to $6.8 million for the first quarter 2021 and $7.5 million for second quarter 2020. Within Operations Optimization, Optimization Software & Services revenues were $3.4 million, an 18% increase from first quarter 2021 and flat to second quarter 2020. The sequential increase is due to increased seismic vessel activity offshore. Devices revenues were $4.6 million, a 17% increase from first quarter 2021 and a 12% increase from second quarter 2020 due to higher sales of towed streamer equipment spares and repairs.

Consolidated gross margin for the quarter was 18%, compared to 6% for the first quarter 2021 and 20% one year ago. Gross margin in E&P Technology & Services was 9% compared to (22)% for the first quarter 2021 and 15% one year ago, consistent with the increase or decrease in revenues during the period. Operations Optimization gross margin was 33%, compared to 36% for the first quarter 2021 and 31% one year ago.

Consolidated operating expenses were $11.0 million, consistent with the first quarter 2021 and a 9% increase from $10.1 million in the second quarter 2020 resulting from the one time, non-cash adjustment made to marketing and sales expenses in second quarter 2020.

Income tax expense (benefit) was $8.8 million for the second quarter 2021 compared to $(6.8) million for the first quarter 2021 and $3.1 million for the second quarter 2020. The income tax expense for the first and second quarter 2021 primarily resulted from the reversal and subsequent re-establishment, respectively, of the non-cash valuation allowance of $7.7 million due to the Company’s going concern conclusion. Excluding the valuation allowance, the Company’s income tax expense primarily relates to results generated by its non-U.S. businesses in Latin America.

YEAR-TO-DATE 2021

The Company’s segment revenues for the first six months of the year were as follows (in thousands):

	Six Months Ended June 30,
	2021	2020	% Change
E&P Technology & Services	$18,940	$61,740	(69)%
Operations Optimization	14,810	17,405	(15)%
Total	$33,750	$79,145	(57)%

E&P Technology & Services segment revenues were $18.9 million for the first half of 2021, compared to $61.7 million for first half of 2020. Within E&P Technology & Services, multi-client revenues were $12.8 million, a decrease of 76% from the first half of 2020, primarily due to lower volume of data library sales, including a significant 2D data library deal that was closed in the first quarter of 2020 that was not repeated during the first half of 2021. Imaging and Reservoir Services revenues were $6.1 million, a decrease of 29% from first half of 2020, due to lower proprietary tender activity.

Operations Optimization segment revenues were $14.8 million for the first half of 2021 compared to $17.4 million for the first half of 2020. Within Operations Optimization, Optimization Software & Services revenues were $6.2 million, a 20% decrease from first half of 2020 due to reduced seismic vessel activity offshore. Devices revenues were $8.6 million, a 10% decrease from first half of 2020 due to lower sales of towed streamer equipment spares and repairs.

Consolidated gross margin for the first half of 2021 was 13%, compared to 42% for the first half of 2020, primarily due to the decline in revenues. Gross margin in E&P Technology & Services was (3)% compared to 42% one year ago resulting from a significant 2D data library deal that closed during the first quarter of  2020 that was not repeated during the first half of 2021. Operations Optimization gross margin was 34%, compared to 40% one year ago primarily due to the decline in revenues.

Consolidated operating expenses were $22.1 million, a 31% decrease from $32.1 million in the first half of 2020 partially resulting from the goodwill impairment recognized in the first half of 2020 that was not repeated in the first half of 2021 and the reduction in compensation expense implemented during the first half of 2020. Excluding the impact of special items from last year, second quarter 2021 adjusted operating expenses declined by 14% compared to the adjusted operating expenses of $25.8 million one year ago. Operating margin was (52)%, compared to 1% one year ago. The decline in operating margin was the result of the decline in revenues.

Income tax expense was $1.9 million for the first half of 2021, compared to $8.9 million for the first half of 2020. The income tax expense for the first half of 2021 and 2020 primarily relates to results generated by our non-U.S. businesses in Latin America.

CONFERENCE CALL

The Company has scheduled a conference call for Thursday, August 12, 2021, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (833) 362-0195 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 19, 2021. To access the replay, dial (855) 859-2056 and use pass code 8154095.

Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting ir.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.

About ION

Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy and maritime operations markets, enabling clients to optimize investments and results through access to our data, software and distinctive analytics. Learn more at iongeo.com.

Contact

Mike Morrison

Executive Vice President and Chief Financial Officer

+1.281.879.3615

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; agreements made or adhered to by members of OPEC and other oil producing countries to maintain production levels; the COVID-19 pandemic; the ultimate benefits of our completed restructuring transactions; political, execution, regulatory, and currency risks; and the impact to our liquidity in the current uncertain macroeconomic environment. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2020, filed on February 12, 2021, and our Form 10-Q for the quarter ended March 31, 2021, filed on May 6, 2021. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission (SEC), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
	(In thousands, except per share data)
Service revenues	$12,366	7,464	$15,547	$19,830	$63,032
Product revenues	7,348	6,572	7,184	13,920	16,113
Total net revenues	19,714	14,036	22,731	33,750	79,145
Cost of services	11,223	9,270	13,267	20,493	35,542
Cost of products	4,853	3,907	4,880	8,760	9,508
Impairment of multi-client data library	—	—	—	—	1,167
Gross profit	3,638	859	4,584	4,497	32,928
Operating expenses:
Research, development and engineering	3,382	2,947	3,036	6,329	7,044
Marketing and sales	3,179	2,759	1,219	5,938	6,077
General, administrative and other operating expenses	4,458	5,387	5,801	9,845	14,803
Impairment of goodwill	—	—	—	—	4,150
Total operating expenses	11,019	11,093	10,056	22,112	32,074
Income (loss) from operations	(7,381)	(10,234)	(5,472)	(17,615)	854
Interest expense, net	(3,299)	(3,262)	(3,414)	(6,561)	(6,635)
Other income (expense), net	(4,070)	(607)	6,771	(4,677)	7,200
Income (loss) before income taxes	(14,750)	(14,103)	(2,115)	(28,853)	1,419
Income tax expense (benefit), net	8,776	(6,849)	3,052	1,927	8,926
Net loss	(23,526)	(7,254)	(5,167)	(30,780)	(7,507)
Less: Net income (loss) attributable to noncontrolling interests	(60)	91	(52)	31	25
Net loss attributable to ION	$(23,586)	$(7,163)	$(5,219)	$(30,749)	$(7,482)
Net loss per share:
Basic and Diluted	$(0.90)	$(0.46)	$(0.37)	$(1.47)	$(0.53)
Weighted average number of common shares outstanding:
Basic and Diluted	26,198	15,718	14,241	20,967	14,236

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2021	2020
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$26,731	$37,486
Accounts receivable, net	10,531	8,045
Unbilled receivables	7,127	11,262
Inventories, net	10,783	11,267
Prepaid expenses and other current assets	7,243	7,116
Total current assets	62,415	75,176
Property, plant and equipment, net	8,131	9,511
Multi-client data library, net	55,145	50,914
Goodwill	19,898	19,565
Right-of-use assets	31,594	35,501
Other assets	2,079	2,926
Total assets	$179,262	$193,593
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$26,976	$143,731
Accounts payable	24,971	33,418
Accrued expenses	20,151	16,363
Accrued multi-client data library royalties	20,341	21,359
Deferred revenue	1,840	3,648
Current maturities of operating lease liabilities	8,360	7,570
Total current liabilities	102,639	226,089
Long-term debt, net of current maturities	106,861	—
Operating lease liabilities, net of current maturities	34,289	38,372
Other long-term liabilities	202	222
Total liabilities	243,991	264,683
Deficit:
Common stock, $0.01 par value; authorized 100,000,000 shares; outstanding 28,577,886 and 14,333,101 shares at June 30, 2021 and December 31, 2020, respectively.	285	143
Additional paid-in capital	995,323	958,584
Accumulated deficit	(1,042,265)	(1,011,516)
Accumulated other comprehensive loss	(19,398)	(19,913)
Total stockholders’ deficit	(66,055)	(72,702)
Noncontrolling interests	1,326	1,612
Total deficit	(64,729)	(71,090)
Total liabilities and deficit	$179,262	$193,593

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021		2020	2021		2020
Cash flows from operating activities:
Net loss	$(23,526)		$(5,167)	$(30,780)		$(7,507)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization (other than multi-client library)	1,421		1,008	2,380		1,848
Amortization of multi-client data library	5,434		4,681	8,719		12,701
Impairment of multi-client data library	—		—	—		1,167
Impairment of goodwill	—		—	—		4,150
Stock-based compensation expense	493		477	779		1,094
Amortization of government relief funding	—		(6,923)	—		(6,923)
Provision for expected credit losses	102		—	498		—
Loss on restructuring transactions	4,696		—	4,696		—
Deferred income taxes	7,743		(83)	—		338
Change in operating assets and liabilities:
Accounts receivable	(2,157)		40,546	(2,955)		18,678
Unbilled receivables	(3,026)		(4,746)	4,151		(2,080)
Inventories	122		951	339		179
Accounts payable, accrued expenses and accrued royalties	(5,293)		(8,618)	(7,891)		(6,930)
Deferred revenue	(2,636)		(821)	(1,813)		(466)
Other assets and liabilities	1,596		2,012	2,569		102
Net cash provided by (used in) operating activities	(15,031)		23,317	(19,308)		16,351
Cash flows from investing activities:
Investment in multi-client data library	(7,432)		(4,928)	(12,643)		(14,596)
Purchase of property, plant and equipment	(191)		(201)	(767)		(697)
Net cash used in investing activities	(7,623)		(5,129)	(13,410)		(15,293)
Cash flows from financing activities:
Borrowings under revolving line of credit	—		—	—		27,000
Repayments under revolving line of credit	(1,500)		(4,500)	(2,750)		(4,500)
Proceeds from the rights offering	41,836	(a)	—	41,836	(a)	—
Payments on notes payable and long-term debt	(17,824)	(b)	(767)	(18,576)	(b)	(1,527)
Costs associated with debt issuance	(6,890)	(c)	—	(7,696)	(c)	—
Net proceeds from the registered direct offering	—		—	9,802		—
Receipt of Paycheck Protection Program loan	—		6,923	—		6,923
Other financing activities	(259)		15	(575)		5
Net cash provided by financing activities	15,363		1,671	22,041		27,901
Effect of change in foreign currency exchange rates on cash, cash equivalents and restricted cash	(206)		68	(78)		538
Net increase (decrease) in cash, cash equivalents and restricted cash	(7,497)		19,927	(10,755)		29,497
Cash, cash equivalents and restricted cash at beginning of period	36,555		42,688	39,813		33,118
Cash, cash equivalents and restricted cash at end of period	$29,058		$62,615	$29,058		$62,615

(a) Represents $30.1 million in New Notes and $11.7 million of ION's common stock issued in connection with the Rights Offering.

(b) Consist of $17.1 million payment for the Old Notes resulting from the Exchange Offer.

(c) Represents transaction costs incurred in connection with the Restructuring Transactions.

The following table is a reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets:

	June 30,
	2021		2020
	(In thousands)
Cash and cash equivalents	$26,731		$62,540
Restricted cash included in prepaid expenses and other current assets	2,327	(d)	75
Total cash, cash equivalents, and restricted cash shown in consolidated statements of cash flows	$29,058		$62,615

(d) Relates to letters of credit issued during third quarter 2020, primarily in connection with the Houston office lease deposit.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended					Six Months Ended June 30,
	June 30, 2021		March 31, 2021	June 30, 2020		2021		2020
Net revenues:
E&P Technology & Services:
New Venture	$3,882		$1,087	$4,686		$4,969		$6,127
Data Library	5,393		2,484	6,867		7,877		46,998
Total multi-client revenues	9,275		3,571	11,553		12,846		53,125
Imaging and Reservoir Services	2,429		3,665	3,673		6,094		8,615
Total	11,704		7,236	15,226		$18,940		61,740
Operations Optimization:
Optimization Software & Services	3,370		2,844	3,377		$6,214		7,804
Devices	4,640		3,956	4,128		8,596		9,601
Total	8,010		6,800	7,505		$14,810		17,405
Total net revenues	$19,714		$14,036	$22,731		$33,750		$79,145
Gross profit (loss):
E&P Technology & Services	$1,018		$(1,607)	$2,264		$(589)		$25,994	(b)
Operations Optimization	2,620		2,466	2,320		5,086		6,934
Total gross profit	$3,638		$859	$4,584		$4,497		$32,928
Gross margin:
E&P Technology & Services	9%		(22)%	15%		(3)%		42%
Operations Optimization	33%		36%	31%		34%		40%
Total gross margin	18%		6%	20%		13%		42%
Income (loss) from operations:
E&P Technology & Services	$(2,691)		$(4,853)	$442		$(7,544)		$18,394	(b)
Operations Optimization	244		(820)	(474)		(576)		(3,733)	(c)
Support and other	(4,934)		(4,561)	(5,440)		(9,495)		(13,807)
Income (loss) from operations	(7,381)		(10,234)	(5,472)		(17,615)		854
Interest expense, net	(3,299)		(3,262)	(3,414)		(6,561)		(6,635)
Other income (expense), net	(4,070)	(a)	(607)	6,771	(d)	(4,677)	(a)	7,200	(d)
Income (loss) before income taxes	$(14,750)		$(14,103)	$(2,115)		$(28,853)		$1,419

(a) Includes the loss on restructuring transaction of $4.7 million for the three and six months ended June 30, 2021 resulting from the exchange of our Old Notes for New Notes.

(b) Includes impairment of multi-client data library of $1.2 million for the six months ended June 30, 2020.

(c) Includes impairment of goodwill of $4.2 million for the six months ended June 30, 2020.
(d) Includes amortization of government relief funding of $6.9 million for the three and six months ended June 30, 2020.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

Summary of Net Revenues by Geographic Area

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
Europe	$6,599	$4,366	$4,684	$10,965	$46,684
Africa	6,479	1,772	4,117	8,251	60,684
Asia Pacific	3,437	2,201	2,631	4,575	30,722
Latin America	1,072	3,503	7,992	5,638	13,242
North America	934	1,208	2,204	1,432	10,083
Middle East	704	727	942	2,141	7,347
Other	489	259	161	748	5,917
Total net revenues	$19,714	$14,036	$22,731	$33,750	$174,679

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss (Non-GAAP Measure)

(In thousands)

(Unaudited)

The term EBITDA (excluding non-recurring items) represents net loss before net interest expense, income taxes, depreciation and amortization and other non-recurring charges such as impairment charges, severance expenses, government relief and loss on restructuring transactions. The term Adjusted EBITDA is EBITDA (excluding non-recurring items) but also excludes the impact of fair value adjustments related to the Company’s outstanding stock appreciation awards. EBITDA (excluding non-recurring items) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA (excluding non-recurring items) and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA (excluding non-recurring items) and Adjusted EBITDA as a supplemental disclosure because its management believes that EBITDA (excluding non-recurring items) and Adjusted EBITDA provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended					Six Months Ended June 30,
	June 30, 2021		March 31, 2021		June 30, 2020	2021	2020
Net loss	$(23,526)		$(7,254)		$(5,167)	$(30,780)	$(7,507)
Interest expense, net	3,299		3,262		3,414	6,561	6,635
Income tax expense (benefit)	8,776	(a)	(6,849)	(b)	3,052	1,927	8,926
Depreciation and amortization expense	6,855		4,244		5,689	11,099	14,549
Impairment of multi-client data library	—		—		—	—	1,167
Impairment of goodwill	—		—		—	—	4,150
Severance expense	—		—		—	—	3,102
Amortization of government relief funding	—		—		(6,923)	—	(6,923)
Loss on restructuring transactions	4,696		—		—	4,696	—
EBITDA excluding non-recurring items	100		(6,597)		65	(6,497)	24,099
Stock appreciation rights (credit) expense	—		7		85	7	(1,010)
Adjusted EBITDA	$100		$(6,590)		$150	$(6,490)	$23,089

(a) Includes a full valuation allowance on our net deferred tax assets of $7.7 million resulting from the going concern conclusion for the three months ended June 30, 2021.

(b) Includes reversal of valuation allowance on our deferred tax assets of $7.7 million resulting from the going concern being removed for the three months ended March 31, 2021.

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES

Description of Special Items and Reconciliation of GAAP (As Reported) to Non-GAAP (As Adjusted) Measures

(In thousands, except per share data)

(Unaudited)

The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is adjusted income (loss) from operations or adjusted net income (loss), which excludes certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the tables below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and six months ended June 30, 2021 and 2020 and three months ended March 31, 2021:

	Three Months Ended June 30, 2021				Three Months Ended March 31, 2021				Three Months Ended June 30, 2020
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$19,714	$—		$19,714	$14,036	$—		$14,036	$22,731	$—		$22,731
Cost of sales	16,076	—		16,076	13,177	—		13,177	18,147	—		18,147
Gross profit	3,638	—		3,638	859	—		859	4,584	—		4,584
Operating expenses	11,019	—		11,019	11,093	(7)	(c)	11,086	10,056	(85)	(c)	9,971
Income (loss) from operations	(7,381)	—		(7,381)	(10,234)	7		(10,227)	(5,472)	85		(5,387)
Interest expense, net	(3,299)	—		(3,299)	(3,262)	—		(3,262)	(3,414)	—		(3,414)
Other income (expense), net	(4,070)	4,696	(a)	626	(607)	—		(607)	6,771	(6,923)	(e)	(152)
Income (loss) before income taxes	(14,750)	4,696		(10,054)	(14,103)	7		(14,096)	(2,115)	(6,838)		(8,953)
Income tax expense (benefit)	8,776	(7,743)	(b)	1,033	(6,849)	7,743	(d)	894	3,052	—		3,052
Net income (loss)	(23,526)	12,439		(11,087)	(7,254)	(7,736)		(14,990)	(5,167)	(6,838)		(12,005)
Net loss (income) attributable to noncontrolling interests	(60)	—		(60)	91	—		91	(52)	—		(52)
Net income (loss) attributable to ION	$(23,586)	$12,439		$(11,147)	$(7,163)	$(7,736)		$(14,899)	$(5,219)	$(6,838)		$(12,057)
Net income (loss) per share:
Basic and Diluted	$(0.90)			$(0.43)	$(0.46)			$(0.95)	$(0.37)			$(0.85)
Weighted average number of common shares outstanding:
Basic and Diluted	26,198			26,198	15,718			15,718	14,241			14,241

(a) Represents loss on restructuring transaction of $4.7 million for the three months ended June 30, 2021 resulting from the exchange of Old Notes for New Notes.

(b) Represents a full valuation allowance on net deferred tax assets of $7.7 million resulting from the going concern conclusion for the three months ended June 30, 2021.

(c) Represents stock appreciation rights awards expense for the three months ended March 31, 2021 and June 30, 2020.

(d) Represents the reversal of valuation allowance on net deferred tax assets of $7.7 million resulting from the going concern being removed for the three months ended March 31, 2021.

(e) Represents the amortization of government relief funding of $6.9 million for the three months ended June 30, 2020.

	For the Six Months Ended June 30, 2021				For the Six Months Ended June 30, 2020
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$33,750	$—		$33,750	$79,145	$—		$79,145
Cost of sales	29,253	—		29,253	46,217	(1,167)	(c)	45,050
Gross profit (loss)	4,497	—		4,497	32,928	(1,167)		34,095
Operating expenses	22,112	(7)	(a)	22,105	32,074	(6,243)	(d)	25,831
Income (loss) from operations	(17,615)	7		(17,608)	854	7,410		8,264
Interest expense, net	(6,561)	—		(6,561)	(6,635)	—		(6,635)
Other income (expense), net	(4,677)	4,696	(b)	19	7,200	(6,923)	(e)	277
Income (loss) before income taxes	(28,853)	4,703		(24,150)	1,419	487		1,906
Income tax expense	1,927	—		1,927	8,926	350	(c)	9,276
Net income (loss)	(30,780)	4,703		(26,077)	(7,507)	137		(7,370)
Net loss attributable to noncontrolling interests	31	—		31	25	—		25
Net income (loss) attributable to ION	$(30,749)	$4,703		$(26,046)	$(7,482)	$137		$(7,345)
Net loss per share:
Basic and Diluted	$(1.47)			$(1.24)	$(0.53)			$(0.52)
Weighted average number of common shares outstanding:
Basic and Diluted	20,967			20,967	14,236			14,236

(a) Represents stock appreciation rights awards expense for the six months ended June 30, 2021.

(b) Represents loss on restructuring transaction of $4.7 million for the six months ended June 30, 2021 resulting from the exchange of Old Notes for New Notes.

(c) Represents the impairment of multi-client data library of $1.2 million and the related tax impact of $0.4 million for the six months ended March 31, 2020.

(d) Represents impairment of goodwill of $4.2 million and severance expense of $3.1 million, partially offset by stock appreciation right awards credit of $1.0 million for the six months ended June 30, 2020.

(e) Represents the amortization of government relief funding of $6.9 million for the six months ended June 30, 2020.